EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-127879 and 333-127880 on Form S-8 and Registration Statement No. 333-141078 on Form S-3 of our reports dated November 20, 2007, relating to the financial statements and financial statement schedule of MWI Veterinary Supply, Inc., and the effectiveness of MWI Veterinary Supply, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of MWI Veterinary Supply, Inc. for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
November 20, 2007